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                                                                    EXHIBIT 21.1


                    SUBSIDIARIES OF VERSO TECHNOLOGIES, INC.


Name                                                          State of Formation
----                                                          ------------------

Verso Technologies Canada Inc., formerly                      Quebec, Canada
Clarent Canada Ltd.

Eltrax International, Inc.                                    Pennsylvania

Needham (Delaware) Corp., formerly known as                   Delaware
MCK Communications, Inc.

Provo Prepaid (Delaware) Corp., formerly known as             Delaware
NACT Communications, Inc.

Telemate.Net Software, Inc.                                   Georgia